Exhibit 1.3

TRANSLATION FROM THE HEBREW

(-Emblem-)

Ministry of Justice	State of Israel	Registrar of Companies

Companies Law 5759-1999

Certificate of Change of Name of a Company

This is to certify that pursuant to a resolution and in accordance with Section 31(b) of the Companies Law 5759-1999, the company

ELBIT MEDICAL IMAGING LTD.

has changed its name and from now on will be named:

ELBIT IMAGING LTD.

Given by my hand and signature in Jerusalem

Kislev 5, 5768
November 15th, 2007

[-Stamped-]
Ministry of Justice
Registrar of Companies

Company No.: 520043035

(-Stamped & Signed-)

Avidan Sheldon, Advocate
p.p./Registrar of Companies